EXHIBIT 10.1

To Be Used For Named Executive Officers

Executive Non-Qualified Stock Option Agreement under
Assured Guaranty Ltd. 2004 Long-Term Incentive Plan
THIS AGREEMENT is effective as of the Grant Date, by and between the Participant and Assured Guaranty Ltd. (the "Company").
WHEREAS, the Company maintains the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan (the "Plan"), and the Participant has been selected by the committee administering the Plan (the "Committee") to receive a Non-Qualified Stock Option Award under the Plan; and
NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:
1. Terms of Award. The following words and phrases used in this Agreement shall have the meanings set forth in this Section 1:

(a)	The "Participant" is ________________________________

(b)	The "Grant Date" is February 7, 2013.

(c)	The number of "Covered Shares" shall be ________________ shares of Stock.

(d)	The "Exercise Price" is $ ____________ per share.

(e)	The “Performance Determination Date” is the earlier to occur of (i) December 31, 2015 and (ii) the date of a Change in Control.

(f)	The “Performance Period” is January 1, 2013 through the Performance Determination Date.

(g)	The “Term” of the Option is the period beginning on the Grant Date and ending on the seven-year anniversary of the Grant Date.

(h)
The “Vesting Date” is the earliest to occur of (i) February 7, 2016, (ii) the date of a Vesting Change in Control, and (iii) the Participant’s Date of Termination if the Date of Termination is due to death, Disability, Retirement or a Qualifying Termination occurring on or after a Change in Control.

Other words and phrases used in this Agreement are defined pursuant to Section 20, elsewhere in this Agreement or the Plan.
2.    Non-Qualified Stock Option. This Agreement specifies the terms of the option (the "Option") granted to the Participant to purchase the number of Covered Shares of Stock at the Exercise Price per share as set forth in Section 1. The Option is not intended to constitute an "incentive stock option" as that term is used in Code section 422. Subject to the terms of Section 4, as of the Vesting Date, the Option shall become exercisable on and after the Vesting Date with respect to the number of Covered Shares determined as of the Vesting Date by multiplying (a) the number of Covered Shares by (b) the Performance Percentage determined pursuant to Section 3 below (with such percentage converted to a number by dividing such percentage by 100). The portion of the Option with respect to any Covered Shares which does not become exercisable as of the Vesting Date pursuant to the previous sentence shall be forfeited as of the Vesting Date.
3.    Performance Percentage. As of the Performance Determination Date, the Performance Percentage shall be determined in accordance with the table below depending on the AGO High Stock Price in the Performance Period. If the AGO High Stock Price in the Performance Period is between prices listed on the table below, the Performance Percentage shall be determined using the straight line interpolation between the percentages listed on the table below. For example, if the AGO High Stock Price determined for the Performance Period is $20, the Performance Percentage shall be 40%.

Performance Level	AGO High Stock Price in Performance Period	% of Options Vesting (the “Performance Percentage”)
Outstanding	$30 or higher	100%
Target	$24	50%
Threshold	$18	35%
< Threshold	less than $18	0%

The Performance Percentage shall be determined by the Committee and certified by the Committee in writing before the Option shall become exercisable on or after the applicable Vesting Date.
4.    Date of Termination Prior to Vesting Date. Except as otherwise provided in this Section 4, if the Participant’s Date of Termination occurs for any reason prior to the Vesting Date, the Option shall be immediately forfeited as of such Date of Termination.

(a)
Death or Disability Prior to a Change in Control. If the Participant’s Date of Termination occurs prior to the Vesting Date and prior to a Change in Control due to the Participant’s death or Disability, then this subparagraph (a) of Section 4 shall apply and Option shall become exercisable on and after the Vesting Date with respect to the number of Covered Shares determined as of the Vesting Date by multiplying (a) the number of Covered Shares by (b) the Performance Percentage (with such percentage converted to a number by dividing such percentage by 100) by (c) the Pro-Rata Fraction. The portion of the Option with respect to any Covered Shares which does not become exercisable as of the Vesting Date pursuant to the previous sentence shall be forfeited as of the Vesting Date.

(b)
Retirement Prior to a Change in Control. If the Participant’s Date of Termination occurs prior to the Vesting Date and prior to a Change in Control due to a Retirement, then this subparagraph (b) of Section 4 shall apply and the Option shall become exercisable on and after the Vesting Date with respect to the number of Covered Shares determined as of the Vesting Date by multiplying (a) the number of Covered Shares by (b) the Performance Percentage (with such percentage converted to a number by dividing such percentage by 100), subject to the following: the Option shall not become exercisable following a Retirement if the Participant engages in any Competitive Activity or Post-Retirement Activity prior to the Vesting Date or if the Participant fails to sign (and not revoke) a general release and waiver of all claims against the Company as required by Section 7.1 of the Severance Plan. The portion of the Option with respect to any Covered Shares which does not become exercisable as of the Vesting Date pursuant to the previous sentence shall be forfeited as of the Vesting Date. If the release is not effective within the sixty-day period required by Section 7.1 of the Severance Plan or in the event that the Participant engages in a Competitive Activity or Post-Retirement Activity prior to the Vesting Date, the Participant shall immediately forfeit the Option with respect to all Covered Shares.

(c)
Qualifying Termination Prior to a Change in Control. If the Participant’s Date of Termination occurs prior to the Vesting Date and prior to a Change in Control due to a Qualifying Termination, then this subparagraph (c) of Section 4 shall apply and the Option shall become exercisable on and after the Vesting Date with respect to the number of Covered Shares determined as of the Vesting Date by multiplying (a) the number of Covered Shares by (b) the Performance Percentage (with such percentage converted to a number by dividing such percentage by 100) by (c) the Pro-Rata Fraction subject to the following: the Option shall not become exercisable following a Qualifying Termination if the Participant engages in any Competitive Activity prior to the Vesting Date or if the Participant fails to sign (and not revoke) a general release and waiver of all claims against the Company as required by Section 7.1 of the Severance Plan. The portion of the Option with respect to any Covered Shares which does not become exercisable as of the Vesting Date pursuant to the previous sentence shall be forfeited as of the Vesting Date. If the release is not effective within the sixty-day period required by Section 7.1 of the Severance Plan or in the event that the Participant engages in a Competitive Activity prior to the Vesting Date, the Participant shall immediately forfeit the Option with respect to all Covered Shares.

(d)
Death or Disability On or After a Change in Control. If the Participant’s Date of Termination occurs prior to the Vesting Date but on or after the date of a Change in Control that is not a Vesting Change in Control due to the Participant’s death or Disability, then this subparagraph (d) of Section 4 shall apply, such Date of Termination shall be treated as the Vesting Date and the Option shall become exercisable on and after the Vesting Date with respect to the number of Covered Shares determined as of the Vesting Date by multiplying (a) the number of Covered Shares by (b) the Performance Percentage (with such percentage converted to a number by dividing such percentage by 100). The portion of the Option with respect to any Covered Shares which does not become exercisable as of the Vesting Date pursuant to the previous sentence shall be forfeited as of the Vesting Date.

(e)
Retirement On or After a Change in Control. If the Participant’s Date of Termination occurs prior to the Vesting Date but on or after the date of a Change in Control that is not a Vesting Change in Control due to a Retirement, then this subparagraph (e) of Section 4 shall apply, such Date of Termination shall be treated as the Vesting Date and the Option shall become exercisable on and after the Vesting Date with respect to the number of Covered Shares determined as of the Vesting Date by multiplying (a) the number of Covered Shares by (b) the Performance Percentage (with such percentage converted to a number by dividing such percentage by 100), subject to the following: the Option shall not become exercisable on or after a Retirement if the Participant fails to sign (and not revoke) a general release and waiver of all claims against the Company as required by Section 7.1 of the Severance Plan. The portion of the Option with respect to any Covered Shares which does not become exercisable as of the Vesting Date pursuant to the previous sentence shall be forfeited as of the Vesting Date. If the release is not effective within the sixty-day period required by Section 7.1 of the Severance Plan, the Participant shall immediately forfeit the Option with respect to all Covered Shares.

(f)
Qualifying Termination On or After a Change in Control. If the Participant’s Date of Termination occurs prior to the Vesting Date but on or after the date of a Change in Control that is not a Vesting Change in Control due to a Qualifying Termination, then this subparagraph (f) of Section 4 shall apply, such Date of Termination shall be treated as the Vesting Date and the Option shall become exercisable on and after the Vesting Date with respect to the number of Covered Shares determined as of the Vesting Date by multiplying (a) the number of Covered Shares by (b) the Performance Percentage (with such percentage converted to a number by dividing such percentage by 100), subject to the following: the Option shall not become exercisable on or after a Qualifying Termination if the Participant fails to sign (and not revoke) a general release and waiver of all claims against the Company as required by Section 7.1 of the Severance Plan. The portion of the Option with respect to any Covered Shares which does not become exercisable as of the Vesting Date pursuant to the previous sentence shall be forfeited as of the Vesting Date. If the release is not effective within the sixty-day period required by Section 7.1 of the Severance Plan, the Participant shall immediately forfeit the Option with respect to all Covered Shares.

5.    Expiration. Notwithstanding anything herein to the contrary, the Option shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the earlier to occur of the last day of the Term or the Expiration Date. The "Expiration Date" shall be defined as follows:

(a)
if the Participant's Date of Termination occurs by reason of death, Disability or Retirement, the Expiration Date shall be the later to occur of (i) the one-year anniversary of the Date of Termination and (ii) the ninety-day anniversary of the Vesting Date;

(b)	if the Participant's Date of Termination occurs for Cause, the Expiration Date shall be the Date of Termination;

(c)
if the Participant’s Date of Termination occurs because of a Qualifying Termination, the Expiration Date shall be the later to occur of (i) the ninety-day anniversary of the Date of Termination and (ii) the ninety-day anniversary of the Vesting Date;

(d)
if the Participant's Date of Termination occurs for any reason other than those listed in subparagraph (a), (b), or (c) of this Section 5, the Expiration Date shall be the ninety-day anniversary of such Date of Termination.

6.    Method of Option Exercise. Subject to this Agreement and the Plan, on and after the Vesting Date, the Option may be exercised in whole or in part with respect to the number of Covered Shares which become vested pursuant to Sections 2 or 4 above as of the Vesting Date by filing a written notice with the Secretary of the Company at its corporate headquarters prior to the Company’s close of business on the last business day that occurs prior to the earlier to occur of the last day of the Term or the Expiration Date. Such notice shall specify the number of shares of Stock which the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for such shares of Stock indicated by the Participant’s election. Payment shall be by cash or by check payable to the Company. Except as otherwise provided by the Committee before the Option is exercised: (i) all or a portion of the Exercise Price may be paid by the Participant by tendering, by either actual delivery of shares or by attestation, Shares acceptable to the Committee (including shares otherwise distributable pursuant to the exercise of the Option) having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required; and (ii) the Participant may pay the Exercise Price by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise. The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or Federal securities laws or the rules and regulations of any securities exchange on which the Stock is traded. If the Company makes such a determination, it shall use all reasonable efforts to obtain compliance with such laws, rules and regulations. In making any determination hereunder, the Company may rely on the opinion of counsel for the Company.
7.    Change in Control. In the event of a Change in Control, the Company, or the entity that is the surviving entity or successor to the Company following such transaction, may elect to (a) to continue this Non-Qualified Stock Option subject to the terms of this Agreement and the Plan and subject to such adjustments, if any, by the Committee as permitted by Section 5.2(f) of the Plan; or (b) to terminate this Non-Qualified Stock Option in exchange for a cash payment or distribution as determined in the following sentence. In the event that the Company or its successor chooses to terminate this option upon a Change in Control (in which case the Change in Control is a Vesting Change in Control), the Participant shall be entitled to a payment or distribution equal to the excess of the value of one Share at the time of the transaction over the Exercise Price multiplied by (i) the number of Covered Shares by (ii) the Performance

Percentage (with such percentage converted to a number by dividing such percentage by 100); provided, however, that if the Participant’s Date of Termination occurred prior to the Change in Control due to (x) death, (y) Disability or (z) a Qualifying Termination, then the product of determined pursuant to this sentence shall additionally be multiplied by the Pro-Rata Fraction.
8.    Withholding. All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan; provided, however, that such shares may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).
9.    Transferability. Except as otherwise provided by the Committee, the Option is not transferable other than as designated by the Participant by will or by the laws of descent and distribution, and during the Participant’s life, may be exercised only by the Participant.
10.    Cancellation and Rescission of Options.

(a)
The Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict the Option at any time if the Participant engages in any "Competitive Activity" and, in the case of a Participant whose Date of Termination has occurred due to Retirement, if the Participant engages in any Post-Retirement Activity.

(b)
Upon exercise of the Option, the Participant shall certify, to the extent provided by the Committee, in a manner acceptable to the Committee, that the Participant is not engaging and has not engaged in any Competitive Activity and, in the case of a Participant whose Date of Termination has occurred due to Retirement, that the Participant is not engaging and has not engaged in any Post-Retirement Activity. In the event a Participant has engaged in any Competitive Activity or, if applicable, any Post-Retirement Activity, prior to, or during the twelve months after, any exercise of the Option (the “Restrictive Covenant Period”), such exercise may be rescinded by the Committee within two years after the end of the Restrictive Covenant Period. In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized as a result of the rescinded exercise, in such manner and on such terms and conditions as may be required, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company and/or Subsidiary.

11.    Heirs and Successors. Subject to Section 7, this Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights exercisable by the Participant or benefits deliverable to the Participant under this Agreement have not been exercised or delivered, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The "Designated Beneficiary" shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.
12.    Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement is final and binding on all persons. The Committee shall have the authority to obtain such information from the Participant (including tax return information) as it determines may be necessary to confirm that the Participant is in compliance with the requirements applicable to Competitive Activity, and if the Participant fails to provide such information, the Committee may conclude that the Participant is not in compliance with such requirements.
13.    Recoupment and Plan Provisions Govern.

(a)
Notwithstanding anything in this Agreement to the contrary, the Participant’s rights with respect to the Option shall be subject to the Assured Guaranty Ltd. Executive Officer Recoupment Policy as amended from time to time.

(b)
Notwithstanding anything in this Agreement to the contrary, but subject to subparagraph (a) of this Section 13 above, this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

14.    Not an Employment Contract. The Option will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.
15.    Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt.

Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.
16.    Fractional Shares. In lieu of issuing a fraction of a share upon any exercise of the Option, resulting from an adjustment of the Option pursuant to the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.
17.    No Rights As Shareholder. The Participant shall not have any rights of a shareholder with respect to the shares subject to the Option, until a stock certificate has been duly issued following exercise of the Option as provided herein.
18.    Deemed Acceptance. If the Participant wishes to decline this Award, the Participant must reject this Agreement prior to the earlier to occur of (i) the Vesting Date and (ii) the one-year anniversary of the Grant Date (the earlier of such dates referred to as the “Acceptance Date”). If the Agreement has not been rejected prior to the Acceptance Date, the Participant will be deemed to have automatically accepted this Award and the terms and conditions set forth in this Agreement.
19.    Amendment. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.
20.    Definitions. For purposes of this Agreement, words and phrases shall be defined as follows:

(a)
AGO High Stock Price. The term “AGO High Stock Price” shall mean the highest forty-trading day average stock price of a share of Stock as traded on the New York Stock Exchange during the Performance Period.

(b)	Cause. The term “Cause” is defined in Section 1 of the Severance Plan.

(c)	Change in Control. The term "Change in Control" shall be defined as set forth in the Plan.

(d)
Competitive Activity. The term “Competitive Activity” shall mean (i) the Participant’s engaging in an activity, directly or indirectly, whether as an employee, consultant, partner, principal, agent, distributor, representative, stockholder (except as a less than one percent stockholder of a publicly traded company or a less than five percent stockholder of a privately held company) or otherwise, within the United States, Bermuda, or the Cayman Islands, if such activities involve insurance or reinsurance of United States based entities or risks that are competitive with the financial guaranty insurance business then being conducted by the Company or any affiliate and which, during the period covered by the Participant's employment, were conducted by the Company or any affiliate; or (ii) the Participant’s engaging in any activity, directly or indirectly, whether on behalf of himself or herself or any other person or entity (x) to solicit any client and/or customer of the

Company or any affiliate or (y) to hire any employee or former employee of the Company or any present or former affiliate of the Company or encourage any employee of the Company or affiliate to leave the employ of the Company or affiliate; or (iii) the Participant’s violation of Section 7.3 of the Severance Plan (relating to confidentiality).

(e)
Date of Termination. A Participant's "Date of Termination" means, with respect to an employee, the date on which the Participant's employment with the Company and Subsidiaries terminates for any reason, and with respect to a Director, the date immediately following the last day on which the Participant serves as a Director; provided that a Date of Termination shall not be deemed to occur by reason of a Participant's transfer of employment between the Company and a Subsidiary or between two Subsidiaries; further provided that a Date of Termination shall not be deemed to occur by reason of a Participant's cessation of service as a Director if immediately following such cessation of service the Participant becomes or continues to be employed by the Company or a Subsidiary, nor by reason of a Participant's termination of employment with the Company or a Subsidiary if immediately following such termination of employment the Participant becomes or continues to be a Director; and further provided that a Participant's employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant's employer.

(f)	Director. The term "Director" means a member of the Board of Directors of Assured Guaranty Ltd., who may or may not be an employee of the Company or a Subsidiary.

(g)
Disability. The Participant shall be considered to have a "Disability" during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

(h)
Post-Retirement Activity. The term “Post-Retirement Activity” shall mean the Participant’s provision of significant commercial or business services to any one or more persons or entities, regardless of whether such entity is owned or controlled by the Participant; provided that the Participant’s devotion of reasonable time to the supervision of his personal investments, and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar types of activities shall not be considered Post-Retirement Activity, to the extent that the Committee, in its discretion, determines that such activities are consistent with the Participant’s Retirement. At the request of the Participant, the Committee shall determine whether a proposed activity of the Participant will be considered a Post-Retirement Activity for purposes of this Agreement. Such request shall be accompanied by a description of the proposed activities, and the Participant shall provide such additional information as the Committee may determine is necessary to make the determination. Such a determination shall be made promptly, but in no event more than 30 days after the written request, together with any additional information requested of the Participant, is delivered to the Committee.

(i)
Pro-Rata Fraction. The term “Pro-Rata Fraction” shall mean a fraction, the numerator of which shall be equal to the number of days between the Grant Date and the Participant’s Date of Termination and the denominator of which shall be 1095.

(j)	Qualifying Termination. The term “Qualifying Termination” is defined in Section 1 of the Severance Plan.

(k)
Retirement. The term “Retirement” means the occurrence of a Participant’s Date of Termination due to the voluntary termination of employment with the consent of the Committee (as described below) by a Participant who meets the following requirements as of such Date of Termination: (i) the Participant is age 65 or older and (ii) the Participant has a minimum of 10 years of service. For purposes of defining “Retirement,” years of service shall be determined in accordance with rules which may be established by the Committee, and shall take into account service with the Company and the Subsidiaries. If, on or before the date of the initial public offering of stock of the Company, the Participant was employed by the Company or its Subsidiaries, years of service shall also include service with ACE Limited and its subsidiaries occurring prior to such the initial public offering. For purposes of this Agreement, the Participant’s Date of Termination shall not be considered to be a Retirement unless, prior to such Date of Termination, the Committee approved treating such Participant’s Date of Termination as a Retirement for purposes of all or a portion of the Covered Shares for the option granted pursuant to this Agreement. The determination of whether to treat the Participant’s Date of Termination as a Retirement for all or a portion of the Covered Shares shall be made in the sole discretion of the Committee and such determination shall be final and binding on all persons.

(l)	Severance Plan. The term “Severance Plan” shall mean the Assured Guaranty Ltd. Executive Severance Plan.

(m)
Vesting Change in Control. The term “Vesting Change in Control” shall mean the date of a Change in Control where this Non-Qualified Stock Option is terminated pursuant to Section 7(b) of this Agreement.

IN WITNESS WHEREOF, the Participant has executed the Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the Grant Date.

Assured Guaranty Ltd.

I hereby agree to all the terms, restrictions and conditions set forth in the Agreement:

Participant